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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                              For more information contact:
February 5, 2002                                   Roger J. Klatt (281) 230-6732


                       Gundle/SLT Environmental Completes
                       Acquisition of Serrot International

HOUSTON (February 5, 2002) - Gundle/SLT Environmental, Inc. (NYSE: GSE) today announced the closing of its acquisition of Serrot International, Inc. (SII) from Waste Management, Inc. Both GSE and SII are international providers of geomembrane liner systems used in landfills, mining, and industrial applications. In connection with the acquisition, GSE has entered into a 5-year contract to supply Waste Management with goods and services.

The transaction excluded SII's roofing materials business, all of SII's U.S. manufacturing plants, and certain other assets. SII's geomembrane equipment and inventory from its previous operations in Henderson, Nevada and Wellford, South Carolina will be moved to GSE's facilities in Houston, Texas and Kingstree, South Carolina. Additionally, GSE's and SII's installation operations will be combined in Europe and in the United States.

Samir Badawi, GSE's Chief Executive Officer, said the acquisition is expected to provide the combined organization the economies of scale required to meet the demands of the market for cost efficiencies and responsiveness. "Our industry has undergone consolidation in recent years, among both the customer base and its suppliers," said Badawi. "And in order to compete more effectively, this combination was needed by both organizations."

Badawi also said the acquisition is expected to be accretive and to add approximately $25 million in equity to the balance sheet. "In addition, we expect significant savings in SG&A and manufacturing cost on a combined basis, providing the potential for earnings improvement. We believe our balance sheet will be strong, with excellent ratios for debt service and collateral coverage."

Gundle/SLT Environmental, Inc., headquartered in Houston, is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids and gases for organizations engaged in waste management, mining, water, wastewater, and aquaculture.

                                      ***

          This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words, "believe," "expect," "intend" and words or phrases of similar import, as they relate to GSE or its management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, among other things, competitive market factors, worldwide manufacturing capacity in the industry, general economic conditions around the world, raw material pricing and supply, governmental regulation and supervision, seasonality, distribution networks, and other factors described more fully in GSE's reports filed with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those currently believed, expected or intended.